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Exhibit 99.1   Press Release dated December 18, 2002.

              WEBHIRE TO FILE FORM 15 TO REDUCE COSTS AND IMPROVE
                                OPERATING RESULTS

 Decision to Deregister Shares Driven by Cost Savings and Increased Flexibility

Lexington, MA, December 19, 2002. Webhire, Inc. (NASDAQ: HIRE) announced today that it plans to transition to become a private company by filing on Monday, December 23, 2002, a Form 15 with the Securities and Exchange Commission to deregister its common stock and suspend reporting obligations under the Securities Exchange Act of 1934.

"Our Board of Directors decided to take this action," said Marty Fahey, Webhire's CEO, "because we believe that the advantages of continuing as a public company are far outweighed by the disadvantages. As a public reporting company, Webhire incurs significant accounting, legal and administrative costs that are associated with compliance with the SEC's reporting requirements, which can be expected to increase due to recent legislation. We believe that these cost savings will have a positive impact on the Company's results of operation and will allow management to focus their attention on the Company's business.

"Being a public company provides little value to Webhire and its shareholders. Our stock is thinly traded, there is a lack of analyst coverage and minimal liquidity for our shares. In addition, we do not believe that our current market capitalization of less than $3 million reflects the value of a company that generates over $16 million in annual revenues and is EBITDA positive. With this low market capitalization, and without analyst coverage, the Company believes that it will be better positioned as a private company to enhance long-term shareholder value.

"The success of Webhire's strategy to move forward as a private company will depend upon our ability to grow the Company's business. We intend to pursue strategic transactions, including possible investments in or acquisitions of Webhire by other companies and potential acquisitions of other businesses by Webhire, as we believe that the greatest opportunities for growth lie in synergies with other businesses. We will also continue to develop strategies and technologies to grow our business internally. At present, we are launching a major initiative focused on the healthcare vertical market."

Immediately upon the filing of the Form 15, Webhire will no longer file periodic reports with the SEC, including Forms 10-K, 10-Q and 8-K, and the Company's shares will be voluntarily delisted from trading on the Nasdaq SmallCap Market (such delisting would probably occur in any event, as the stock is trading well below the $1 minimum bid price requirement for continued Nasdaq listing). Deregistration of Webhire's common stock is expected to become effective within 90 days of filing. The Company anticipates that its common stock will be quoted on the Pink Sheets following the Form 15 filing and delisting from Nasdaq, to the extent market makers continue to make a market in its shares. No guarantee, however, can be made that trading will continue.

Shareholders and other persons having questions regarding this announcement may call Webhire's information hotline at (781) 869-5109.

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About Webhire

With 20 years of experience in the industry, Webhire is the #1 Choice in Recruiting Solutions.

Webhire delivers Web-based business-to-business solutions that help employers to quickly and cost-effectively manage the entire hiring process. The company's flagship product, Webhire Recruiter, is used by hundreds of companies to provide simple, reliable, browser-based access to powerful recruiting and hiring tools. Webhire Recruiter, Corporate Edition serves the needs of large enterprises and Webhire Recruiter, Professional Edition meets divisional or mid-sized company needs. Webhire customers and their recruiting requirements span the range from fast-growing firms such as The Sharper Image, and Lee Memorial Health System, to large corporations, such as Northrop Grumman and Heinz. Founded in 1982, Webhire is based in Lexington, Massachusetts (USA), and is traded on NASDAQ under the ticker symbol HIRE.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company's actual results could differ materially from those set forth in the forward-looking statements. Factors that might cause such a difference include overall economic conditions, the effectiveness of strategic partnerships, changes in technology and industry standards, increased competition and market acceptance of the Company's products and services and those of its competitors.

For more information, visit: www.webhire.com
Or call: 1-877-WEBHIRE (1-877-932-4473)
Outside the U.S., call: 781-869-5000

Webhire is a registered trademark of Webhire, Inc. All other products and trademarks mentioned may be registered trademarks or trademarks of their respective owners.